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                                                                    EXHIBIT 99.2

Brochure accompanying letter to Cabot Corporation stockholders dated September 29, 2000.

FRONT COVER:

[CABOT MICROELECTRONICS LOGO]

[Graphical depiction of the role of our CMP products in the microchip manufacturing process and the applications in which microchips are used.]

Our products are an increasingly important part of the microchip manufacturing process.

Our products play an important part in the manufacture of advanced integrated circuit (IC) devices, which have become critical components in a wide variety of products and applications -- computers, wireless communications, telecommunications switches, personal data assistants, internet servers and many more.

While we do not make the electronic products shown above, our CMP slurries play a key role in manufacturing the IC devices used in those products.


INSIDE LEFT-HAND PAGE:

[Graphical depiction of cross-sections of IC devices, as taken from a silicon wafer, with, and without, the chemical mechanical planarization process.]

We supply sophisticated polishing slurries that play a critical role in our customers' manufacturing processes. Our products enable:

     -- IC manufacturers to make smaller, faster and more complex devices and improve their production processes




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     -- Hard disk drive manufacturers to significantly increase the storage capacity and improve the speed and reliability of information exchange

CHEMICAL MECHANICAL PLANARIZATION -

Our polishing slurries are used in a process known as chemical mechanical planarization (CMP). Using our slurries, manufacturers planarize, or level and smooth, many of the multiple layers that are built upon silicon wafers to produce IC devices. CMP is also used to remove excess materials that are deposited on layers. Hard disk drive manufacturers use a similar process to smooth the surface of the coatings on hard disks before depositing magnetic media.


INSIDE RIGHT-HAND PAGE:

[Graphical depiction of CMP polishing process and example of Epic polishing pad.]

CMP SLURRY -

CMP slurries are liquid compounds composed of high-purity deionized water, chemical additives and abrasive agents that chemically interact with the surface material at an atomic level. Our Semi-Sperse(R) and Lustra(TM) slurries are formulated specifically for the particular surface to be polished.

CMP POLISHING PAD -

While we have not yet commenced commercial production, our Epic(TM) pads have been designed to be used in conjunction with a CMP slurry to optimize the polishing process. These pads play a critical role in achieving planarity and in providing highly consistent and reliable CMP process results.


BACK PAGE:

[Map of our global headquarters and facilities]
   Strategically Positioned for Success









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